EXHIBIT 99.1
IDM Pharma Reports 2006 Financial Results
IRVINE, CA — (BUSINESS WIRE) IDM Pharma, Inc. (Nasdaq: IDMI) today announced its financial results for the quarter and year ended December 31, 2006. Financial information for the three and twelve months ended December 31, 2006 represents the consolidated results of IDM Pharma and its subsidiary, IDM S.A. Financial information for prior periods represents the historical financial information for IDM S.A. which was deemed to be the acquirer for accounting purposes in the business combination of IDM Pharma and IDM S.A. on August 16, 2005.
“2006 was a year marked by significant achievements for IDM,” said Jean-Loup Romet-Lemonne, M.D., Chief Executive Officer of IDM. “We filed a New Drug Application with the Food and Drug Administration and submitted a Marketing Authorization Application to the European Medicines Agency for Junovan® (known as Mepact™ in Europe) in the treatment of osteosarcoma, a bone cancer that occurs predominantly in adolescents and young adults. Regulatory reviews for this product are under way. These activities were achieved while containing our expenses and focusing our resources on our most advanced cancer programs, Junovan and Uvidem®, a product to treat melanoma being developed in collaboration with sanofi-aventis. We have also continued to follow patients with non-small cell lung cancer in our EP-2101 trial, and we will present data on this program at ASCO in May this year.”
“Our year-end 2006 cash balance of $10.2 million, combined with $12.9 million in gross proceeds resulting from our February 2007 financing, provides us with approximately $23 million of cash resources to support the development of Junovan as it goes through the registration process with the regulatory agencies,” he added.
Financial Results
Revenue for the quarter and year ended December 31, 2006 was $3.0 million and $11.3 million, respectively, compared to $3.3 million and $8.5 million for the same periods in 2005. Net loss for the quarter and year ended December 31, 2006 was $5.9 million and $23.5 million, respectively, compared to $9.7 million and $39.2 million for the corresponding periods in 2005. Basic and diluted net loss per share for the quarter and year ended December 31, 2006 was $0.44 and $1.75, respectively, compared to $0.74 and $3.84 basic and diluted net loss per share for the corresponding periods in 2005. Shares used in the loss per share calculations for all periods presented have been retroactively restated for the equivalent number of shares that were received by IDM S.A. in the August 2005 business combination. The year ended December 31, 2005 period includes the impact of the non-cash $13.3 million write-off of acquired in process research and development related to the August 2005 business combination. Cash and cash equivalents were $10.2 million as of December 31, 2006.

The increase in revenue during the year ended December 31, 2006 compared to the same period in 2005 was primarily due to an increase in reimbursements under the Company’s collaboration agreement with sanofi-aventis.
Research and development (R&D) expenses for the quarter and year ended December 31, 2006 were $5.3 million and $22.3 million, respectively, compared to $9.4 million and $24.0 million for the same periods in 2005. The decrease in R&D expenses during the quarter and year ended December 31, 2006 compared to the corresponding periods in the prior year was due primarily to lower expenditures for clinical trials and our focusing of expenses on Junovan and Uvidem activities.
The Company had expenses associated with impairment of patents and licenses of $0.1 million and $0.6 million for the quarter and year ended December 31, 2006, respectively, compared to $0.2 million and $2.6 million for the same periods in 2005. The year 2005 amount relates primarily to a $2.0 million license fee for rights to commercialize products utilizing interleukin-13 (IL-13), paid through the issuance of Company stock to sanofi-aventis, for which the Company recorded a $2.0 million impairment charge.
General and administrative expenses for the quarter and year ended December 31, 2006 were $2.8 million and $10.0 million, respectively, compared to $3.0 million and $8.7 million for the same periods in 2005. Higher comparative G&A expenses for the year ended December 31, 2006 correspond to expenses (primarily legal and accounting) associated with being a public company during the entire period rather than during 4.5 months as in 2005 and stock based compensation expense for employees and consultants including the adoption of SFAS 123 (R).
Interest income for the quarter and the year ended December 31, 2006 was $0.1 million and $0.5 million, respectively, compared to $0.1 million and $0.6 million, respectively, in the corresponding periods in 2005.
The Company recorded an income tax benefit of $0.1 million and $0.2 million, respectively, for the quarter and the year ended December 31, 2006, both related to research and development tax credits in France, compared to an income tax charge of $0.3 million and an income tax benefit of $0.4 million, respectively, for the quarter and year ended December 31, 2005.
Cash and cash equivalents were $10.2 million as of December 31, 2006, compared to $26.7 million as of December 31, 2005. Subsequently, in February 2007, the Company closed a financing in which it received gross proceeds of approximately $12.9 million through the sale of common stock. Taken together, these sources of cash provide approximately $23 million in cash resources. Based on its current development and operating plan, the Company believes that its existing cash resources will be sufficient to meet its cash requirements into the second quarter of 2008.
Financial details appear in the accompanying schedules.

About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma, and IDM has submitted applications for marketing approval for Junovan to the FDA and the EMEA. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.
IDM has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the timeframe for which the Company’s cash will be sufficient to meet its requirements, statements regarding the review and potential approval of the submissions for marketing approval of Junovan made with the FDA and the EMEA, and the Company’s intent to contain its expenses and focus on its two lead product candidates. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for Junovan, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for their assessment of Junovan, which may cause delays in review, may result in a refusal to accept the filings for marketing approval, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, and whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2006 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Jacquelyn Fritz
Senior Director Administration and Human Resources
(949) 470-4751

IDM PHARM A, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended Dec. 31,		Years ended Dec. 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Related party revenue	$2,919	$2,183	$11,147	$6,794
Research grants and contract revenue	28	1,114	96	1,621
License fees, milestones and other revenue	11	16	43	124

Total revenues	2,958	3,313	11,286	8,539

Costs and expenses:
Research and development	5,297	9,365	22,329	24,021
Impairment of patents and licenses	95	230	592	2,555
Selling and marketing	208	269	605	1,270
General and administrative	2,585	2,751	9,402	7,437
Acquired in process research and development	—	—	—	13,300

Total costs and expenses	8,185	12,615	32,928	48,583

Loss from operations	(5,227)	(9,302)	(21,642)	(40,044)

Interest income, net	76	94	503	576
Foreign exchange loss	(861)	(219)	(2,559)	(162)

Loss before income tax benefit	(6,012)	(9,427)	(23,698)	(39,630)
Income tax benefit	64	(276)	243	421

Net loss	$(5,948)	$(9,703)	$(23,455)	$(39,209)

Weighted average number of shares outstanding	13,401	13,190	13,366	10,209

Basic and diluted loss per share	$(0.44)	$(0.74)	$(1.75)	$(3.84)

Comprehensive loss:
Net loss	$(5,948)	$(9,703)	$(23,455)	$(39,209)
Other comprehensive (loss) gain	1,157	(86)	3,545	(3,920)

	$(4,791)	$(9,789)	$(19,910)	$(43,129)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2005
	(unaudited)	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$10,181	$26,702
Other current assets	4,973	6,193

Total current assets	15,154	32,895

Property and equipment, net	1,711	2,109
Patents, trademarks and licenses, net	3,323	3,912
Goodwill	2,812	2,812
Other long term assets	1,382	1,159

Total assets	$24,382	$42,887

Liabilities and stockholders’ equity:
Current liabilities	$10,636	$10,514
Other liabilities	3,550	3,629
Stockholders’ equity	10,196	28,744

Total liabilities and stockholders’ equity	$24,382	$42,887